UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]


Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-12


                            FEDERAL TRUST CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                               KEEFE MANAGERS, LLC

                               ROBERT B. GOLDSTEIN
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)   Title of each class of securities to which transaction applies:
    2)   Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4)   Proposed maximum aggregate value of transaction:
    5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)   Amount Previously Paid:
    2)   Form, Schedule or Registration Statement No.:
    3)   Filing Party:
    4)   Date Filed:

FOR IMMEDIATE RELEASE
---------------------

          ISS RECOMMENDS THAT FEDERAL TRUST CORPORATION'S SHAREHOLDERS
              VOTE FOR KEEFE MANAGERS NOMINEE ROBERT B. GOLDSTEIN


NEW YORK, New York-- MAY 15, 2006 -- Keefe Managers, LLC is pleased to announce that Institutional Shareholder Services (ISS), the largest independent proxy research firm, issued an analysis for the election contest of Federal Trust Corporation (AMEX: FDT) and recommended that shareholders vote for Robert B. Goldstein on Keefe Managers' WHITE proxy card.

Within the analysis, ISS concluded, "Although Federal Trust has performed well in terms of stock price appreciation, we are concerned about the governance issues. Appointment of an associate officer on Compensation committee, allocation of 70 percent of total stock options to the CEO, and certain compensation arrangements, highlight potential governance problems. We feel that inclusion of an outside director will provide greater board oversight."

"We are pleased that ISS has recommended shareholders vote FOR Bob Goldstein. We agree with the concerns raised by ISS in its analysis with respect to corporate governance issues - most notably its concerns regarding: the potential conflicts of interest in the board; issues with CEO compensation and the approval of the stock option plan for directors. I urge all shareholders to follow ISS' INDEPENDENT recommendation to VOTE THE WHITE PROXY CARD and to vote FOR Bob Goldstein. Please do not send back the green proxy card, even as a sign of protest." said John Lyons, President and Co-Chief Executive Officer of Keefe Managers, LLC.

Keefe Managers, LLC beneficially owns 795,835 shares of Federal Trust Corporation, or approximately 8.7% of the outstanding shares.

Contact:      Keefe Managers LLC             D.F. King & Co., Inc.
              John J. Lyons                  Richard H. Grubaugh
              (212) 754-2000                 (212) 493-6950